UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2014

TECO ENERGY, INC.

(Exact name of registrant as specified in its charter)

Florida	1-8180	59-2052286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 N. Franklin Street, Tampa, Florida 33602

(address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (813) 228-1111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

As previously reported, on December 19, 2013, the International Centre for Settlement of Investment Disputes (“ICSID”) Tribunal hearing the arbitration claim of TECO Guatemala Holdings, LLC (“TGH,” a wholly-owned subsidiary of TECO Energy, Inc.) against the Republic of Guatemala (“Guatemala”) under the Dominican Republic – Central America – United States Free Trade Agreement (DR – CAFTA), issued an award in the case (the “Award”). The ICSID Tribunal unanimously found in favor of TGH and awarded damages to TGH of approximately U.S. $21.1 million, plus interest from October 21, 2010 at a rate equal to the U.S. prime rate plus 2%. In addition, the Tribunal ruled that Guatemala must reimburse TGH for approximately U.S. $7.5 million of the costs that it incurred in pursuing the arbitration. Pursuant to ICSID’s rules and procedures, each party had 120 days after the date of the Award to file an application for its annulment.

On April 18, 2014, Guatemala filed an application for annulment of the entire Award (or, alternatively, certain parts of the Award) pursuant to applicable ICSID rules. Guatemala also requested that the enforcement of the Award be stayed while the annulment proceeding is pending. Under the applicable rules, the enforcement of the Award is provisionally stayed until the ad hoc committee that will be deciding Guatemala’s application is constituted and makes a decision regarding whether the stay should continue through the rest of the annulment proceeding.

Also on April 18, 2014, TGH separately filed an application for partial annulment of the Award on the basis of certain deficiencies in the Tribunal’s determination of the amount of TGH’s damages. If TGH’s application is successful, TGH will be able to seek additional damages from Guatemala in a new arbitration proceeding.

While the duration of the annulment proceedings is uncertain, they are expected to take approximately 17 to 24 months to conclude.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 21, 2014		TECO ENERGY, INC.
(Registrant)

	By:	/s/ Sandra W. Callahan
Sandra W. Callahan
Senior Vice President-Finance and Accounting
and Chief Financial Officer (Chief Accounting Officer)